Exhibit 99.1

IO Biotech Announces 2023 Fourth-Quarter and Year-End Results

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Completed enrollment of pivotal Phase 3 trial of lead investigational therapeutic cancer vaccine, IO102-IO103, in combination with KEYTRUDA® (pembrolizumab), in patients with advanced melanoma; planned interim analysis for overall response rate (ORR) expected in third quarter of 2024 by independent data monitoring committee

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Progressed clinical development of IO102-IO103 with first patient dosed in Phase 2 basket trial of IO102-IO103 in combination with pembrolizumab as neoadjuvant and adjuvant treatment of patients with resectable solid tumors

•	Ended 2023 with cash and cash equivalents of approximately $143.2 million; expected operational runway into the fourth quarter of 2025

New York, NY – March 5, 2024: IO Biotech (Nasdaq: IOBT), a clinical-stage biopharmaceutical company developing novel, immune-modulating therapeutic cancer vaccines based on its T-win® platform, today reported financial results for the fourth quarter and year-ended December 31, 2023.

“In 2023, we reached a significant milestone in our pivotal Phase 3 trial evaluating our lead therapeutic cancer vaccine, IO102-IO103, in combination with KEYTRUDA, completing enrollment in this trial in mid-November,” said Mai-Britt Zocca, Ph.D., President and CEO of IO Biotech. “The acceleration in enrollment observed in this study in the second half of 2023 is a testament to the need that exists today for more efficacious and better tolerated first-line treatment options for patients with advanced melanoma.”

Dr. Zocca continued, “The coming months will prove to be a critical period in the development of IO Biotech, with the outcome of the pivotal Phase 3 interim analysis expected in the third quarter of 2024, and, more importantly, the primary endpoint of progression free survival estimated to follow in the second half of 2025. Our team is dedicated to continuing our diligent work to efficiently bring IO102-IO103 to patients in need, potentially as early as 2025.”

Fourth Quarter 2023 and other Recent Highlights

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In November 2023, the company completed enrollment of 380 patients in its pivotal Phase 3 trial (IOB-013/KN-D18) of IO102-IO103 in combination with Merck’s anti-PD-1 therapy KEYTRUDA® (pembrolizumab) in advanced melanoma. The primary endpoint of the pivotal Phase 3 trial is progression free survival (PFS). The PFS analysis is event-driven and will be conducted when 226 events have occurred in the trial, which the company estimates will take place in the second half of 2025. Additionally, a planned interim analysis of overall response rate (ORR) will be conducted when the first 225 randomized patients reach one year of treatment in June 2024. The outcome of this analysis is expected in the third quarter of 2024.

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In December 2023, the first patient was dosed in the company’s Phase 2 solid tumor basket trial (IOB-032/PN-E40) studying treatment with IO102-IO103 in combination with pembrolizumab given before (neo-adjuvant) and after (adjuvant) surgery with curative intent in patients with resectable melanoma or squamous cell carcinoma of the head and neck (SCCHN).

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The company’s Phase 2 basket trial (IOB-022/KN-D38) evaluating IO102-IO103 in combination with pembrolizumab in patients with metastatic non-small cell lung cancer (NSCLC) or recurrent or metastatic SCCHN is ongoing. Encouraging preliminary data that support the potential of IO102-IO103 in combination with pembrolizumab as first-line treatment in NSCLC and SCCHN were presented at the IASLC 2023 World Conference on Lung Cancer (WCLC) in September 2023 and at the European Society of Medical Oncology (ESMO) annual meeting in October 2023.

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Progress continued in several investigator-initiated trials the company is supporting including dosing of the first patient in the Phase 2 trial evaluating its lead therapeutic cancer vaccine candidate, IO102-IO103, and pembrolizumab as neoadjuvant followed by adjuvant treatment of patients with SCCHN (NCT05977907), as well as continuing enrollment in both the Phase 2 trial of IO102-IO103 given in combination with nivolumab-relatlimab in patients with untreated, unresectable Stage III/IV melanoma (NCT05912244) and the Phase 1 study of the IO102-IO103 vaccine in combination with pembrolizumab for patients with BCG-unresponsive or intolerant high-risk non-muscle invasive bladder cancer (NCT05843448).

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Three posters were presented at the Society for Immunotherapy of Cancer’s (SITC) 38th Annual Meeting in November 2023 with data providing further evidence of the differential biological impact of therapeutic vaccines IO102, IO103 and IO112.

•	The company expanded its Board of Directors with the appointment of Helen Collins, MD in November 2023.

Fourth Quarter 2023 Financial Results

•	Net loss for the three months ended December 31, 2023, was $26.2 million, compared to $20.1 million for the three months ended December 31, 2022.

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Research and development expenses were $21.8 million for the three months ended December 31, 2023, compared to $14.4 million for the three months ended December 31, 2022. The increase was primarily related to clinical trial-related activities for the company’s IO102-IO103 therapeutic cancer vaccine candidate, including the continued execution of the company’s Phase 3 clinical trial. The company recognized $0.5 million in research and development equity-based compensation for the three months ended December 31, 2023, compared to $0.6 million for the three months ended December 31, 2022.

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General and administrative expenses were $6.4 million for the three months ended December 31, 2023, compared to $6.0 million for the three months ended December 31, 2022. The increase was primarily related to personnel costs due to an increase in head count that was offset by a decrease in professional services, consultant and other costs. The company recognized $1.0 million in general and administrative equity-based compensation for the three months ended December 31, 2023, compared to $1.1 million for the three months ended December 31, 2022.

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Cash and cash equivalents as of December 31, 2023 were $143.2 million, compared to $142.6 million at December 31, 2022. During the three months ended December 31, 2023, the company used cash, cash equivalents and restricted cash of $22.9 million from operating and investing activities.

About IO102-IO103

IO102-IO103 is an investigational off-the-shelf therapeutic cancer vaccine designed to kill both tumor cells and immune-suppressive cells in the tumor microenvironment (TME) by stimulating activation and expansion of T cells against indoleamine 2,3-dioxygenase (IDO) and/or programmed death-ligand 1 (PD-L1) cells. The company is currently conducting a pivotal Phase 3 trial (IOB-013/KN-D18; NCT05155254) investigating IO102-IO103 in combination with pembrolizumab versus pembrolizumab alone in patients with advanced melanoma, a Phase 2 basket trial (IOB-022/KN-D38; NCT05077709) investigating IO102-IO103 in combination with pembrolizumab as first line treatment in patients with solid tumors, and a Phase 2 basket trial (IOB-032/PN-E40; NCT05280314) investigating IO102-IO103 in combination with pembrolizumab as neo-adjuvant/adjuvant treatment of patients with solid tumors.

The clinical trials are sponsored by IO Biotech and conducted in collaboration with Merck and Merck is supplying pembrolizumab. IO Biotech maintains global commercial rights to IO102-IO103.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

About the IOB-013/KN-D18 Pivotal Phase 3 Clinical Trial

IOB-013/KN-D18 (Clinical Trials.gov: NCT05155254) is an open label, randomized Phase 3 clinical trial of IO102-IO103 in combination with pembrolizumab versus pembrolizumab alone in patients with previously untreated, unresectable or metastatic (advanced) melanoma, being conducted in collaboration with Merck. Patients have been enrolled from centers across the United States, Europe, Australia, Turkey, Israel and South Africa. The primary endpoint of the study is progression free survival. Biomarker analyses will also be conducted. IO Biotech is sponsoring the Phase 3 trial and Merck is supplying pembrolizumab. IO Biotech maintains global commercial rights to IO102-IO103.

About the IOB-013/KN-D18 Clinical Trial Endpoints

The primary endpoint of the IOB-013/KN-D18 trial is progression free survival (PFS). The PFS analysis is event-driven and will be conducted when 226 events have occurred in the trial, which the company estimates will take place in the second half of 2025. Additionally, there is a planned per-protocol interim analysis of overall response rate when the first 225 randomized patients reach one year of treatment in mid-2024. The outcome of this analysis is expected in the third quarter of 2024. There is a high statistical bar for the Phase 3 interim analysis (p≤0.005), which was set to preserve most of the alpha for the primary endpoint of PFS. Regardless of the outcome of the interim analysis, the trial is designed to continue to the primary PFS endpoint.

About IO Biotech

IO Biotech is a clinical-stage biopharmaceutical company developing novel, immune-modulating therapeutic cancer vaccines based on its T-win® platform. The T-win platform is based on a novel approach to cancer vaccines designed to activate T cells to target the immunosuppressive cells in the tumor microenvironment. IO Biotech is advancing its lead cancer vaccine candidate, IO102-IO103, in clinical trials, and additional pipeline candidates through preclinical development. Based on positive Phase 1/2 first line metastatic melanoma data, IO102-IO103, in combination with pembrolizumab, has been granted a breakthrough therapy designation for the treatment of advanced melanoma by the US Food and Drug Administration. IO Biotech is headquartered in Copenhagen, Denmark and has US headquarters in New York, New York.

For further information, please visit www.iobiotech.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including regarding the timing of the interim and primary analyses of the company’s Phase 3 trial, current or future clinical trials, their progress, enrollment or results, or the company’s financial position or cash runway, are based on IO Biotech’s current assumptions and expectations of future events and trends, which affect or may affect its business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Except to the extent required by law, IO Biotech undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise.

Contact:

Maryann Cimino, Director of Investor Relations

IO Biotech, Inc.

617-710-7305

mci@iobiotech.com

IO BIOTECH, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Operating expenses
Research and development	$21,770	$14,433	$67,829	$46,986
General and administrative	6,413	5,955	23,614	24,438

Total operating expenses	28,183	20,388	91,443	71,424

Loss from operations	(28,183)	(20,388)	(91,443)	(71,424)

Other income (expense)
Currency exchange gain, net	405	521	331	130
Interest income	1,949	782	5,881	1,411
Interest expense	—	—	—	(302)

Total other income (expense), net	2,354	1,303	6,212	1,239

Loss before income tax expense	(25,829)	(19,085)	(85,231)	(70,185)
Income tax expense	353	987	852	1,273

Net loss	(26,182)	(20,072)	(86,083)	(71,458)

Net loss attributable to common shareholders	(26,182)	(20,072)	(86,083)	(71,458)

Net loss per common share, basic and diluted	$(0.40)	$(0.70)	$(1.98)	$(2.48)

Weighted-average number of shares used in computing net loss per common share, basic and diluted	65,880,914	28,815,267	43,539,976	28,815,267

Other comprehensive (loss) income
Net loss	$(26,182)	$(20,072)	$(86,083)	$(71,458)
Foreign currency translation	204	3,775	472	(8,652)

Total comprehensive loss	$(25,978)	$(16,297)	$(85,611)	$(80,110)

IO BIOTECH, INC.

Consolidated Balance Sheets

(Unaudited in thousands, except share and per share amounts)

	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$143,193	$142,590
Prepaid expenses and other current assets	4,062	5,629

Total current assets	147,255	148,219

Restricted cash	268	268
Property and equipment, net	847	741
Right of use lease asset	2,259	2,493
Other non-current assets	89	84

Total non-current assets	3,463	3,586

Total assets	$150,718	$151,805

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,878	$4,004
Lease liability - current	655	515
Accrued expenses and other current liabilities	11,184	6,157

Total current liabilities	15,717	10,676

Lease liability - non-current	1,839	2,275

Total non-current liabilities	1,839	2,275

Total liabilities	17,556	12,951

Stockholders’ equity
Preferred stock, par value of $0.001 per share; 5,000,000 shares authorized, no shares issued and outstanding as of December 31, 2023 and 2022	—	—
Common stock, par value of $0.001 per share; 300,000,000 shares authorized at December 31, 2023 and December 31, 2022; 65,880,914 and 28,815,267 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	66	29
Additional paid-in capital	406,587	326,705
Accumulated deficit	(263,822)	(177,739)
Accumulated other comprehensive loss	(9,669)	(10,141)

Total stockholders’ equity	133,162	138,854

Total liabilities and stockholders’ equity	$150,718	$151,805